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To the best of my knowledge and belief, I certify that the following Exhibit 10(c) constitutes a fair and accurate English translation of the original German document.

August 14, 2002	/s/ Charles N. Charnas Charles N. Charnas Managing Director and Chief Financial Officer

Exhibit 10(c)

Profit Transfer Agreement

between

1.
Hewlett-Packard Europa Holding GmbH & Co. KG, Herrenberger Str. 140, 71034 Böblingen, registered in the Commercial Register of Böblingen Local Court under HR A 2488,

and

2.
Hewlett-Packard Erste Vermögensverwaltungs- und Beteiligungsgesellschaft mbH, Herrenberger Str. 110-140, 71034 Böblingen, registered in the Commercial Register of Böblingen Local Court under HR B 5328.

§ 1
Transfer of profit

1.
Hewlett-Packard Erste Vermögensverwaltungs- und Beteiligungsgesellschaft mbH shall be obligated to transfer its entire profit to Hewlett-Packard Europa Holding GmbH & Co. KG for the first time for the year commencing on January 1, 2002. The annual profit which would arise without the transfer of profit minus a loss carry-forward from the previous year shall be transferred—unless provisions are made or dissolved as set out in section 2.

2.
Hewlett-Packard Erste Vermögensverwaltungs- und Beteiligungsgesellschaft mbH may transfer amounts from the annual profit to other retained earnings with the consent of Hewlett-Packard Europa Holding GmbH & Co. KG if this is allowed under business law and if such conforms with sound business practice and is economically justified. Uncommitted reserves (other retained earnings as set out under § 272, section 3 of the German Commercial Code and capital reserves from payments made by Hewlett-Packard Europa Holding GmbH & Co. KG as set out in § 272, section 2, subsection 4 of the German Commercial Code) which are formed during the term of this Agreement shall be dissolved upon the request of Hewlett-Packard Europa Holding GmbH & Co. KG and used to compensate an annual deficit or be transferred as profit. The transfer of amounts stemming from the dissolution of uncommitted reserves (other retained earnings as set out under § 272, section 2, subsection 4 of the German Commercial Code and capital reserves as set out under § 272, section 2, subsection 4 of the German Commercial Code) which were formed prior to the commencement of this Agreement is excluded.

3.
The obligation to transfer profit shall apply for the first time to the entire profit for the business year in which this Agreement takes effect.

§ 2
Assumption of losses

  Hewlett-Packard Europa Holding GmbH & Co. KG shall be obligated in accordance with the stipulations of § 302, section 1 and section 3 of the Joint Stock Act (Aktiengesetzes—AktG) to compensate any annual deficit which comes about during the term of the Agreement if such deficit is not compensated by removing amounts from uncommitted reserves which have been placed in such reserves during the term of the Agreement as set out under § 1, section 2, subsection 2 of this Profit Transfer Agreement.

§ 3
Validity and term of the Agreement

1.
The Agreement is being concluded subject to the proviso that consent be provided by the Shareholders' Meeting of Hewlett-Packard Europa Holding GmbH & Co. KG and Hewlett-Packard Erste Vermögensverwaltungs- und Beteiligungsgesellschaft mbH. The Agreement shall take effect upon registration of Hewlett-Packard Erste Vermögensverwaltungs- und Beteiligungsgesellschaft mbH in the Commercial Register and shall apply retroactively to the period commencing on January 1, 2002.

2.
The Agreement may be terminated for the first time after December 31, 2006 subject to a 6-month period of notice. If notice is not provided to terminate the Agreement, it shall be renewed by one calendar year at a time. The same period of notice shall apply.

3.
This shall not affect the right to terminate this Agreement for an important reason. Hewlett-Packard Europa Holding GmbH & Co. KG shall in particular be entitled to terminate the Agreement without notice for an important reason if it is no longer entitled to the majority of shares and/or voting rights emanating from the shares in Hewlett-Packard Erste Vermögensverwaltungs- und Beteiligungsgesellschaft mbH.

4.
When the Agreement expires, Hewlett-Packard Europa Holding GmbH & Co. KG shall provide collateral to the creditors of Hewlett-Packard Erste Vermögensverwaltungs- und Beteiligungsgesellschaft mbH in accordance with § 303 of the Joint Stock Act.

§ 4
Other stipulations

1.
Any changes or amendments to this Agreement shall be required in writing to be effective.

2.
This Agreement shall be subject to the law of the Federal Republic of Germany.

3.
The exclusive legal venue is Böblingen.

4.
If any stipulation of this Agreement is or becomes invalid or cannot be executed, this shall not affect the validity of the remaining part of the Agreement. In such case the Parties shall be obligated to replace the invalid or non-executable stipulation with a valid and executable stipulation which comes as close as possible to what the Parties would have agreed upon if they had been aware of the invalidity or non-executability of the such invalid stipulation.

  Böblingen, date May 28, 2002

Hewlett-Packard Europa Holding GmbH & Co. KG,
represented by its unlimited partner,
Hewlett-Packard Europa Verwaltungsgesellschaft mbH,
with this enterprise once again being represented by its Managing Director, Jürgen
Banhardt, who is entitled to sole representation and is exempted from the restrictions of § 181 of the German Civil Code

Hewlett-Packard Erste Vermögensverwaltungs- und Beteiligungsgesellschaft mbH, represented by its Managing Director, Jürgen Banhardt, who is entitled to sole representation and is exempted from the restrictions of § 181 of the German Civil Code

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  Exhibit 10(c)
Profit Transfer Agreement
§ 1 Transfer of profit
§ 2 Assumption of losses
§ 3 Validity and term of the Agreement
§ 4 Other stipulations